North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution:  Iowa Newsline
February 11, 2009

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES ANNUAL RESULTS FOR YEAR END 2008

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its financial results for the fourth quarter and twelve months ended December 31, 2008.

The Company’s net loss for the year ended December 31, 2008 was $(419,000), or $(0.31) per diluted share, compared to net income of $4.0 million, or $2.93 per diluted share for the year ended December 31, 2007. The return on average equity totaled (1.02)% for December 31, 2008 compared to 9.53% for December 31, 2007.  The decrease in 2008 net income is primarily due to the $6.1 million other-than-temporary impairments on securities available-for-sale, primarily consisting of Freddie Mac and Fannie Mae perpetual preferred stock, as described further below.

The Company’s net income for the fourth quarter of 2008 was $2.48 million, or $1.85 per diluted share, compared to net income of $918,000, or $0.68 per diluted share, for the fourth quarter of 2007.  The increase in earnings was primarily attributable to a tax benefit realized in the fourth quarter of 2008 with respect to other-than-temporary impairments on Freddie Mac and Fannie Mae perpetual preferred stock which were recorded in prior periods.

On October 3, 2008 the Emergency Economic Stabilization Act of 2008 (the “Act”) was adopted.  Among other things, the Act provided tax relief to banking organizations that suffered losses on preferred stock holdings of Freddie Mac and Fannie Mae by changing the characterization of these losses from capital to ordinary for federal income tax purposes.  As a result, the Company recognized a tax benefit in the fourth quarter of 2008 of approximately $2.1 million, or $1.56 per diluted share, on the prior Freddie Mac and Fannie Mae impairment charges which were recorded primarily in the second and third quarter of 2008.

Net interest income was $13.0 million for the years ended December 31, 2008 and 2007.  Net interest spread for the year ended December 31, 2008 was 2.63%, compared to net interest spread of 2.39% for the year ended December 31, 2007. Net interest margin for the year ended December 31, 2008 was 2.84%, compared to net interest margin of 2.65% for the year ended December 31, 2007.  The increase in net interest spread and net interest margin is primarily attributable to interest bearing liabilities repricing at significantly reduced rates in the 2008 period.

The Company’s provision for loan losses was $640,000 and $655,000 for the years ended December 31, 2008 and 2007, respectively.  Net loans charged off for the year ended December 31, 2008 totaled $348,000 compared to $661,000 for the year ended December 31, 2007. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.

Nonaccrual loans, as a percent of total net loans, were 1.00% as of December 31, 2008, compared to 0.53% as of December 31, 2007. Nonperforming assets, as a percentage of total assets, were 1.31% as of December 31, 2008, compared to 0.97% of total assets as of December 31, 2007. The Company continues to be pro-active in its approach to addressing and minimizing the financial impact of these assets evident by a 5 basis point decrease in nonaccrual loans and a minor 16 basis point increase in nonperforming assets during the fourth quarter 2008. The allowance for loan losses was $3.78 million, or 0.93% of total loans, at December 31, 2008, compared to $3.49 million, or 0.77% of total loans, at December 31, 2007.

The Company’s noninterest income was $1.0 million and $7.4 million for the years ended December 31, 2008 and 2007, respectively. The decrease in noninterest income is primarily due to the $6.1 million other-than-temporary impairment on securities available-for-sale, primarily consisting of Freddie Mac and Fannie Mae perpetual preferred stock taken in the 2008 period. Excluding these impairment charges, noninterest income was $7.1 million for the year ended December 31, 2008.

As previously disclosed, the Company held Freddie Mac and Fannie Mae perpetual preferred stock at June 30, 2008 with a cost basis of approximately $4.2 million.  On September 7, 2008, the Federal housing finance agency placed both Freddie Mac and Fannie Mae under conservatorship.  This action did not eliminate the equity in Freddie Mac and Fannie Mae represented by the perpetual preferred stock, but did negatively impact its value.  As a result, a non-cash other-than-temporary impairment charge of $3.85 million pre tax was recorded by the Company in the quarter ended September 30, 2008. This charge is in addition to the $1.66 million other-than-temporary charge taken during the second quarter of 2008. In the fourth quarter of 2008, the Company took an additional other-than-temporary charge of $57,000 on the remaining Freddie Mac perpetual preferred stock. As a result of the foregoing, the total other-than-temporary impairment charges relating to Freddie Mac and Fannie Mae perpetual preferred stock taken in 2008 were $5.57 million. The remaining $569,000  other-than-temporary charge taken is 2008 was primarily due to market value deterioration of an investment in certain mortgage backed securities.

The Company’s noninterest expense was $14.5 million and $14.0 million for the years ended December 31, 2008 and 2007, respectively. The increase in noninterest expense during 2008 was primarily due to the write down of value in other real estate owned, information technology enhancements, and FDIC insurance premiums, offset in part by a decrease in salaries and employee benefits.

The Company’s provision for income taxes was $(671,000) and $1.7 million for the years ended December 31, 2008 and 2007, respectively. The decrease in the provision for income taxes was mainly due to the decrease in income before taxes.  The decrease in income before taxes was primarily due to the other-than-temporary impairment charges on Freddie Mac and Fannie Mae preferred stock as discussed above.

Total assets at December 31, 2008 were $479.2 million, compared to $510.2 million at December 31, 2007. Net loans decreased by $44.5 million, or 10%, to $402.4 million at December 31, 2008, from $446.9 million at December 31, 2007. The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, consumer loans, and the purchase of multi-family real estate loans. At December 31, 2008, net loans consisted of (i) $170.4 million of one-to-four family real estate representing a decrease of $27.5 million from December 31, 2007, (ii) $97.2 million of commercial real estate loans representing a decrease of $22.8 million from December 31, 2007, (iii) $57.5 million of multi-family real estate loans representing an increase of $1.4 million from December 31, 2007, and (iv) $77.3 million of consumer loans representing an increase of $4.4 million from December 31, 2007. The increase in cash and cash equivalents was primarily due to the reduction of net loans outstanding offset by the purchase of securities, decrease in deposits and a decrease in borrowed funds. The increase in securities available-for-sale was primarily due to the purchase of mortgage backed securities.

Deposits decreased $15.7 million, or 4.3%, to $350.2 million at December 31, 2008, from $365.9 million at December 31, 2007 which included a decrease in brokered deposits of $8.8 million. Borrowed funds decreased $15.1 million, or 15.4%, to $82.3 million at December 31, 2008, from $97.4 million at December 31, 2007.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders' equity was $41.1 million at December 31, 2008 and $41.0 million at December 31, 2007.  Book value, or stockholders' equity per share, was $30.57 at December 31, 2008, compared to $30.56 at December 31, 2007. The ratio of stockholders' equity to total assets was 8.57% at December 31, 2008, compared to 8.03% at December 31, 2007.

All stockholders of record on December 15, 2008, received a quarterly cash dividend of $0.01 per share on January 5, 2009. As of December 31, 2008, the Company had 1,343,448 shares of common stock outstanding.

As previously announced, on January 9, 2009 the Company completed the sale of $10.2 million in preferred stock and related warrants to the United States Treasury Department through the Capital Purchase Program.  This transaction is not reflected in the Company’s 2008 financial statements.  Under the terms of the transaction, the Company issued 10,200 shares of cumulative preferred stock and a warrant to purchase 99,157 shares of FFFD common stock at an exercise price of $15.43 per share. The preferred shares bears an annualized dividend rate of 5 percent for the first five years it is outstanding, after which the dividend will increase to 9 percent. Although the Bank would have remained “well capitalized” without these funds, this new equity investment will further increase the capacity to support economic activity and growth in each of the communities served by the Bank through responsible lending.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition
(Unaudited)	December 31, 2008	December 31, 2007
(Dollars in Thousands, except per share and share data)
Assets
Cash and cash equivalents	$16,282	$12,527
Securities available-for-sale	27,530	16,599
Loans (net of allowance of loan loss of $3,779 and $3,487, respectively)	402,387	446,857
Goodwill	4,947	4,947
Other assets	28,009	29,263
Total assets	$479,155	$510,193
Liabilities
Deposits	$350,170	$365,948
Other borrowed funds	82,349	97,379
Other liabilities	5,567	5,889
Total liabilities	438,086	469,216

Stockholders' equity	41,069	40,977

Total liabilities and stockholders' equity	$479,155	$510,193

Stockholders' equity to total assets	8.57%	8.03%

Book value per share	$30.57	$30.56

Total shares outstanding	1,343,448	1,340,948

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Interest income	$6,748	$7,694	$28,357	$31,119
Interest expense	3,453	4,603	15,317	18,153
Net interest income	3,295	3,091	13,040	12,966
Provision for loan loss	360	320	640	655
Net interest income after provision for loan loss	2,935	2,771	12,400	12,311
Noninterest income	1,282	2,049	1,001	7,392
Noninterest expense	3,556	3,563	14,491	14,044
Income/(loss) before income taxes	661	1,257	(1,090)	5,659
Income taxes	(1,823)	339	(671)	1,658
Net income/(loss)	$2,484	$918	$(419)	$4,001

Basic earnings/(loss) per share	$1.85	$0.69	$(0.31)	$2.96
Diluted earnings/(loss) per share	$1.85	$0.68	$(0.31)	$2.93

Selected Financial Ratios	For the Three Months Ended December 31,		For the Years Ended December 31,

	2008	2007	2008	2007
Performance ratios
Net interest spread	2.79%	2.34%	2.63%	2.39%
Net interest margin	2.98%	2.58%	2.84%	2.65%
Return on average assets	2.37%	0.71%	(0.08)%	0.77%
Return on average equity	24.25%	8.71%	(1.02)%	9.53%

	December 31, 2008	December 31, 2007
Capital ratios (First Federal Savings Bank of Iowa)
Tangible	7.44%	6.96%
Core	7.44%	6.96%
Risk-based	11.30%	10.27%
*Exceeds Regulatory definition of “well capitalized”